Exhibit 3.1

COMPANIES ACTS, 1963 to 2001

PUBLIC LIMITED COMPANY

MEMORANDUM OF ASSOCIATION

- OF -

ICON PUBLIC LIMITED COMPANY
(as amended by Special Resolutions up to
and including 21st  July 2008)

__________________________________

1.	The name of the Company is Icon Public Limited Company.

2.	The Company is to be a public limited company.

3.	The objects for which the Company is established are:-

(1)
To carry on the business of an investment holding company and for that purpose to subscribe for, take, purchase or otherwise acquire and hold either in the name of the Company or in that of any nominee shares, stocks, debentures, debenture stock, bonds, notes, obligations and securities issued or guaranteed by any company wherever incorporated or carrying on business and debentures, debenture stock, bonds, notes, obligations and securities issued or guaranteed by any government, sovereign ruler, commissioners, public body or authority, supreme, dependent, municipal, local or otherwise in any part of the world generally to carry on business as an investment or holding company; and

(a)
to acquire any such shares, stock, debentures, debenture stock, bonds, notes, obligations, or securities by public offer, original subscription, contract, tender, purchase, exchange, underwriting, participation in syndicates or otherwise, and whether or not fully paid up, and to subscribe for the same subject to such terms and conditions (if any) as may be thought fit and to hold, sell or otherwise and generally to sell exchange or otherwise dispose of deal with or turn to account any of the assets of the Company or any securities or investments of the Company acquired or agreed so to be and to invest in or to acquire by repurchase or otherwise any securities or investments of the kind before enumerated and to vary the securities and investments of the Company from time to time;

(b)
to exercise and enforce all rights and powers conferred by or incidental to the ownership of any such shares, stock, obligations, or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof and to provide managerial and other executive supervisory or consultant services for, or in relation to, any company in which the Company is interested upon such terms as may be thought fit;

(c)
to apply for, purchase or otherwise acquire and protect, prolong and renew in any part of the world, any patents, patent rights, brevets d'invention, licences, trade marks, technology and know-how, protections, concessions and the like, conferring any exclusive or non-exclusive or limited right to use, or any secret or other information as to any invention, process or privilege which may seem capable of being used for any of the purposes of the Company, or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop, manufacture under or grant licences or privileges in respect thereof or otherwise turn to account the property, rights and information so acquired, and to carry on any business in any way connected therewith, and to expend money in experimenting upon and testing and in improving, or seeking to improve any patents, inventions or rights which the Company may acquire or propose to acquire; and

(d)
to do all or any of the above things in any part of the world and either as principals, agents, contractors, trustees or otherwise, and either by or through trustees, agents, sub-contractors or otherwise and either alone or in partnership or in conjunction with any person or company, and to contract for the carrying on of any operation connected with the Company's business by any person or company.

(2)
The carrying out of research in the fields of nutrition and metabolism and health with particular reference to the facts and problems appertaining to and effects of drugs, antibiotics, acids, alkalis, pharmaceutical, medicinal and chemical preparations, articles and compounds (whether of animal, vegetable or mineral origin), odours, liquids, foods, cosmetics, perfumes, pigments, oleaginous and vaporaceous substances and the effects of nutritional or metabolic status on pharmaconkinetics, pharmacodynamics, bioavailability, bioequivalence and metabolism of drugs.

(3)
The advancement in the knowledge of matters relating to the electromagnetics, radiation, ecology and environment and the pharmacologic effects of drugs, cosmetics, food substances, food additives and beverages.

(4)
To make provision and afford facilities for the training of approved persons with a view to preparing them as research workers in pharmacology, nutrition and metabolism, to encourage original research and to promote and grant scholarships and to conduct examinations and grant certificates and diplomas to such persons as satisfy the conditions prescribed by the Company (but so that no such certificate or diploma shall convey any statement expressing or implying that it is granted by or under the authority of the Departments of Health, Education, or any Government Department or Authority).

(5)
To carry on the business of data management and processing operations whether by automatic processing or otherwise and including but not limited to the collection, processing, keeping, use and disclosure of information in accordance with any applicable laws.

(6)
To carry on any other business except the issuing of policies of insurance which may seem to the Company capable of being conveniently carried on in connection with the above or calculated directly or indirectly to enhance the value of or render profitable any of the Company's property or rights.

(7)
As an object of the Company and as a pursuit in itself or otherwise and whether for the purpose of making a profit or avoiding a loss or for any other purpose whatsoever (whether or not the Company derives any benefit therefrom), to engage in currency exchange and interest rate transactions and any other financial or other transactions of whatever nature, including (without limiting the foregoing) any transaction for the purposes of, or capable of being for the purposes of, avoiding, reducing, minimising, hedging against or otherwise managing the risk of any loss, cost, expense or liability existing, or which may arise, directly or indirectly, from a change or changes in any interest rate or currency exchange rate or in the price or value of any property, asset, commodity, index or liability or from any other risk or factor, including but not limited to dealings, whether involving purchases, sales or otherwise, in foreign and Irish currency, spot and forward exchange rate contracts, forward rate agreements, caps, floors and collars, futures, options, swaps, and any other currency interest rate and other hedging arrangements and such other instruments as are similar to, or derivatives of, any of the foregoing.

(8)
To invest any monies of the Company in such investments (including shares in the Company) and in such manner as may from time to time be determined and to hold, sell or deal with such investments and generally to purchase, take on lease or in exchange or otherwise acquire any real and personal property and rights or privileges.

(9)
To acquire by purchase, exchange, lease, fee farm grant or otherwise either for an estate in fee simple or for any lesser estate or other estate or interest whether immediate or reversionary, and whether vested or contingent, any lands, tenements or hereditaments of any tenure, whether subject or not to any charges or incumbrances, and to hold, farm, work, manage, sell, let, alienate, mortgage or charge any lands, tenements or hereditaments, or any estates or interests therein, and any reversions, interests, annuities, life policies, and any other property, real or personal, movable or immovable either absolutely or conditionally and either subject or not to any mortgage, charge, annuity, ground rent or other rent or incumbrance and generally to purchase, take on, lease or in exchange or otherwise acquire any real or personal property of any nature, including choses in action and any rights or privileges of any nature.

(10)
To develop and turn to account any land acquired by the Company or in which it is interested and in particular by laying out and preparing the same for building purposes, constructing, altering, pulling down, decorating, maintaining, fitting up and improving buildings and conveniences and by planting, paving, draining, farming, cultivating, letting on building lease or building agreement and by advancing money to and entering into contracts and arrangements of all kinds with builders, tenants and others.

(11)
To establish and carry on and to promote the establishment and carrying on upon any property in which the Company has any interest of any business which may be conveniently carried on upon or in connection with such property and the establishment of which may seem calculated to enhance the value of the Company's interest in such property and to facilitate the disposal thereof.

(12)
To acquire and undertake the whole or any part of the undertaking, business, property and liabilities of any person or company carrying on any business which the Company is authorised to carry on or which is capable of being conducted so as to benefit the Company directly or indirectly or which is possessed of assets suitable for the purposes of the Company.

(13)
To lend money to such persons or companies either with or without security and upon such terms as may seem expedient and to guarantee the terms and provisions of any contracts or other obligations by any persons or companies and generally to give guarantees and indemnities for the obligations of any parties including the Company and whether or not the Company shall receive any consideration or other benefit for the same.

(14)
To borrow or raise or secure the payment of money in such manner as the Company shall think fit  and in particular by the issue of debentures or debenture stock, perpetual or otherwise or by mortgage charge or lien charged upon all or any of the Company's property, both present and future, including its uncalled capital, and to purchase, redeem or pay off any such securities and by a similar mortgage charge or lien to secure the obligations of the Company under any guarantee, indemnity, counter indemnity, negotiable instrument or other security instrument issued or given by the Company.

(15)	To adopt such means of making known the Company and its products and services as may seem expedient.

(16)
To sell, improve, manage, develop, exchange, lease, mortgage, enfranchise, dispose of, turn to account or otherwise deal with all or any part of the property, undertaking, rights or assets of the Company and for such consideration as the Company might think fit.  Generally to purchase, take on, lease or in exchange or otherwise acquire any real and personal property and rights or privileges.

(17)
To guarantee, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company, or by both such methods, the performance of the obligations of and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of any person, firm or company, including (without prejudice to the generality of the foregoing) any company which is for the time being the Company's holding company as defined by Section 155 of the Companies Act, 1963, or another subsidiary as defined by the said Section of the Company's holding company or otherwise associated with the Company in business and to grant indemnities of all kind whether with or without any such security as above mentioned.

(18)	To amalgamate with, merge with or otherwise become part of or associated with any other company or association in any manner permitted by law.

(19)
To enter into partnership or into any arrangement for sharing profits, union of interest, co-operation, joint venture, reciprocal concession or otherwise with any person or company or engage in any business or transaction capable of being conducted so as directly or indirectly to benefit the Company.

(20)
To enter into any arrangement with any Government or authority supreme, municipal, local or otherwise that may seem conducive to the Company's objects or any of them and to obtain from any such government or authority, any rights, privileges and concessions which the Company may think it desirable to obtain, and to carry out exercise and comply with any such arrangements, rights, privileges and concessions.

(21)
To establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of, and to give or procure the giving of donations, gratuities, pensions, allowances or emoluments to any persons who are or were at any time in the employment or service of the Company or any company which is a subsidiary of the Company or is allied to or associated with the Company or with any such subsidiary of the Company or is allied to or associated with the Company or with any such subsidiary, or who are or were at any time Directors or Officers of the Company or of any such other company, as aforesaid, or any person in whose welfare the Company or any such other company as aforesaid is or has been at any time interested and the wives, widows, families and dependants of any such persons, and also to establish and subsidise or subscribe to any institutions, associations, clubs or funds calculated to be for the benefit of or to advance the interest and well being of the Company or of any other such company as aforesaid or of any such persons as aforesaid and to make payments for or towards the insurance of any such persons as aforesaid, and to subscribe or guarantee money for charitable, benevolent or political objects including the promotion of the arts and cultural artistic and literary matters generally or for any exhibition or for any public, general or useful object, and to do any of the matters aforesaid either alone or in conjunction with any such other company or other person as aforesaid.

(22)
To establish and maintain a share option scheme or share option schemes as the Company may from time to time determine for any persons who are in the employment or service of the company or any subsidiary of the Company or any company which is allied to or associated with the company or with any such subsidiary or any person who are directors or officers of the Company or of any such other company as aforesaid or any person acting as a consultant to the Company or any subsidiary of the Company or such other persons as the Company may from time to time determine.

(23)
To insure the life of any individual who may, in the opinion of the Company, be of value to the Company, as having or holding for the Company interest, goodwill, or influence or otherwise and to pay the premiums on such insurance.

(24)
To promote any company or companies for the purpose of acquiring all or any of the property, assets and/or liabilities of the Company or for any other purpose which may seem directly or indirectly calculated to benefit the Company.

(25)
To remunerate any person or company for services rendered or to be rendered in placing or assisting to place or guaranteeing the placing of any of the shares in the Company's capital or any debentures, debenture stock or other securities of the Company, or in or about the formation or promotion of the Company or the conduct of its business.

(26)
To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures, letters of credit and other negotiable or transferable instruments.

(27)	To undertake and execute any trusts the undertaking whereof may seem desirable, whether gratuitously or otherwise.

(28)
To sell or dispose of the undertaking of the Company or any part thereof for such consideration as the Company may think fit and in particular for shares, debentures, or securities or any other company having objects in whole or in part similar to those of this Company.

(29)
To adopt such means of making known the products and business of the Company as may seem expedient and in particular by advertising in the press, by circulars, by purchase and exhibition of works of art or interest, by publication of books and periodicals, and by granting prizes, rewards, donations and other forms of sponsorship.

(30)
To obtain any provisional Order or Act of the Oireachtas or any licence certificate or other authority for enabling the Company to carry any of its objects into effect or for effecting any modification of the Company's constitution or for any other purpose which may seem expedient and to oppose any proceedings applications or intended legislation or regulation which may seem calculated directly or indirectly to prejudice the Company's interests.

(31)	To procure the Company to be registered or recognised in any country or place.

(32)
To promote freedom of contract and to resist, insure against, counteract and discourage interference therewith, to join any lawful federation, union or association, or do any other lawful act or thing with a view to preventing or resisting directly or indirectly any interruption of, or interference with the Company's or any other trade or business, or providing or safe-guarding against the same, or resisting or opposing any strike movement or organisation which may be thought detrimental to the interests of the Company or its employees and to subscribe to any association or fund for any such purposes.

(33)
To do all or any of the above things in any part of the world and either as principal, agent, contractor, trustee or otherwise, and either by or through trustees, agents, sub-contractors or otherwise and either alone or in partnership or in conjunction with any person or company and to contract for the carrying on of any operation connected with the Company's business by any person or company.

(34)	To distribute any of the property of the Company in specie among the members.

(35)	To do all such other things as the Company may think incidental or conducive to the attainment of the above objects or any of them.

NOTE A:
The objects specified in each paragraph of this clause shall, except where otherwise expressed in such paragraph, be in no way limited or restricted by reference to, or interference from, the terms of any other paragraph.

NOTE B:
It is hereby declared that the word "company" in this clause (except where it refers to this Company) shall be deemed to include any partnership or other body of persons, whether or not incorporated and whether formed in Ireland or elsewhere.

4.           The liability of the members is limited.

5.           The share capital of the Company is €6,000,000 divided into 100,000,000 Ordinary Shares of approximately 0.06 each.